Exhibit 10.1

AMENDED & RESTATED SEVERANCE AGREEMENT

THIS AMENDED & RESTATED SEVERANCE AGREEMENT (this “Agreement”) is made as of                  , 20    , between Harte-Hanks, Inc., a Delaware corporation (the “Company”), and              (the “Executive”).

WHEREAS, the Executive is currently serving as              of the Company;

[WHEREAS, the Company and the Executive entered into that certain Severance Agreement dated              (the “Prior Agreement”)]1;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution to the growth and success of the Company has been substantial and wishes to amend and restate the Prior Agreement to amend the benefits to be received by the Executive in the event of termination; and

[WHEREAS, as consideration for, and as a condition to, the execution of this Agreement, Executive will execute an [Employment Restrictions Agreement], in a form provided by the Company.]2

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, this Agreement sets forth benefits which the Company will pay to Executive in the event of termination of Executive’s employment under the circumstances described herein:

1.	Term. The term of this Agreement shall be effective upon a Change in Control (as defined herein) and continue until the earlier of (a) the expiration of the second anniversary of the occurrence of a Change in Control, (b) the Executive’s death, or (c) the Executive’s earlier voluntary retirement (except as provided in Section 3(a)(ii)) (the “Term”).

2.	Definitions.

(a)	Cause. For “Cause” means that the Board determines in good faith that the Executive shall have:

(i)	committed an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment with the Company;

[1]	To be included/inserted as appropriate based on whether the agreement is in relation to a new hire or promotion.
[2]	To be included/inserted as appropriate based on whether the agreement is in relation to a new hire or promotion, and depending on the name and terms of the agreement.

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(ii)	committed intentional wrongful material damage to property of the Company;

(iii)	committed intentional wrongful disclosure of material secret processes or material confidential information of the Company;

(iv)	been convicted of, or entered a guilty or no contest plea to, a felony or other crime involving dishonesty or moral turpitude;

(v)	committed a material breach of the Company’s insider trading, corporate ethics and compliance policies, or any other board-adopted policies applicable to management conduct; or

(vi)	committed substantial, willful and repeated failures to perform duties which (x) are appropriate for Executive’s position as reasonably instructed by (or on behalf of) the Board in writing, and (y) have not been cured within 30 days of Executive’s receipt of notice of such failures.

For the purposes of this Agreement, no act, or failure to act, on the part of the Executive will be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(b)	Change in Control. A “Change in Control” of the Company shall have occurred if any of the following events shall occur:

(i)	the Company is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such transaction;

(ii)	the Company sells all or substantially all of its assets to any other corporation or other legal person and as a result of such sale less than 60% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such sale;

(iii)

any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which

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when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of the Company;

(iv)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or

(v)	such other events that cause a Change in Control of the Company as determined by the Board in its sole discretion.

(c)	Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	Disability. “Disability” shall have the meaning given to disability in the Company’s long-term disability insurance plan.

(e)	Payment Date. “Payment Date” shall mean the earlier to occur of the date (i) 30 days following the Termination Date or (ii) five days from the date Executive delivers an executed release in accordance with Section 6, in each case subject to Section 11 if the Executive is a specified employee.

(f)

Severance Compensation. The “Severance Compensation” shall be a lump sum cash amount equal to the product of             [3] multiplied by the sum of (i) the annual base salary of the Executive in effect immediately prior to the Change in Control or the Termination Date, whichever is larger, plus (ii) the average of the bonus or incentive compensation of the Executive, received from the Company for the two fiscal years preceding the year in which the Change in Control occurred or for the two fiscal years preceding the year in which the Termination Date occurs, whichever is larger.

(g)	Termination Date. The “Termination Date” shall be the date upon which the Executive or the Company terminates the employment of the Executive and such termination constitutes a “separation from service,” as defined and applied in Section 409A of the Code.

[3]	Insert 1.5 for Vice Presidents; 2.5 for Senior or Executive Vice Presidents; 3.0 for Chief Executive Officer.

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3.	Rights of Executive Upon Change in Control and Termination.

(a)	Provided the Executive has executed and delivered the release described in Section 6 below, the Company shall provide Severance Compensation to the Executive on the Payment Date in lieu of compensation to the Executive for periods subsequent to the Termination Date, if, following the occurrence of a Change in Control, any of the following events shall occur:

(i)	the Company terminates the Executive’s employment (i.e., the Executive separates from service) during the Term other than for any of the following reasons:

(1)	the Executive dies;

(2)	the Executive suffers a Disability and is unable to work (with or without reasonable accommodation); or

(3)	for Cause;

(ii)	the Executive terminates his or her employment (i.e., separates from service) after such Change in Control during the Term and a material adverse change in the employment relationship without the Executive’s consent, which shall include the occurrence of at least one of the following events:

(1)	a material adverse change in the nature or scope of the authorities, functions or duties attached to the position with the Company that the Executive had immediately prior to the Change in Control;

(2)	a reduction in the Executive’s salary, bonus or incentive compensation or a significant reduction in scope or value of other monetary or non-monetary benefits (other than benefits pursuant to a broad based employee benefit plan) to which the Executive was entitled from the Company immediately prior to the Change in Control;

(3)	a determination by the Executive made in good faith that as a result of a Change in Control and a change in circumstances thereafter, he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the authorities, functions or duties attached to his position immediately prior to the Change in Control;

(4)	the Company shall require the Executive to materially relocate his principal location of work from the location thereof immediately prior to the Change in Control, or to travel away from his office in the course of discharging his responsibilities or duties significantly more than required of him prior to the Change in Control; or

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(5)	the Company commits any material breach of this Agreement;

provided, however, that with regard to each change described above, the Executive must provide written notice to the Company within 90 days of the occurrence of such change, and the Company shall have 30 days in which to cure.

(b)	Severance Compensation pursuant to this Section 3 will not be subject to set-off or mitigation.

(c)	Upon a Change in Control, all equity-based awards previously granted by the Company to the Executive and not yet exercised will become vested and fully exercisable by the Executive. Such equity-based awards shall remain exercisable for their original term; provided, however, that the Company has the right to require the Executive to exercise such equity-based awards that are subject to exercise within 90 days after receipt of written notice to the Executive. If the Executive fails to exercise his or her equity-based awards within such 90-day period, the Company has the right to cancel such equity-based awards. Awards that have been structured to vest on a performance basis shall accelerate and vest at the 100% level established for such awards regardless of whether the 100% performance level has been or will be achieved.

(d)	In the event the Company becomes obligated hereunder to pay the Executive the Severance Compensation, the Company shall also pay the Executive on the Payment Date a lump sum cash payment in the amount equivalent to continuation coverage (COBRA) payments under the Company’s group health insurance plan for a period of 24 months, provided the Executive has executed the release described in Section 6 below.

(e)

In the event that any payments to which Executive becomes entitled in accordance with this Agreement would constitute a parachute payment under Section 280G of the Code, then such payments, when added to any other payments made to Executive that would constitute parachute payments under Section 280G of the Code will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not exceed 2.99 times Executive’s “base amount” within the meaning of Section 280G of the Code or (ii) the amount which yields Executive the greatest after-tax amount after taking into account any excise tax imposed under Section 4999 of the Code on and “excess parachute payments” provided to Executive under this Agreement and on any other benefits or payments to which Executive may be entitled in connection with the Change in Control or the subsequent termination of Executive’s employment. Any reduction in Severance Compensation pursuant to this Section 3(e) shall be accomplished in the following manner: first, by

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reducing the payment required pursuant to Section 2(f); if necessary, second by reducing the payment required by Section 3(d); if necessary, third, by reducing the vesting of equity-based awards pursuant to Section 3(c) (in an order among such equity-based awards as is reasonably acceptable to Executive).

4.	Successors, Binding Agreement. This Agreement will be binding upon the Company, its successors and assigns, and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

5.	Notice. The Company shall give written notice to Executive within ten days after any Change in Control. Failure to give such notice shall constitute a material breach of this Agreement. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective upon actual receipt), or (iv) delivered by electronic communication to the address below. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a non-electronic form (“Non-electronic Notice”) which shall be sent to the requesting party within five days after receipt of the written request for Non-electronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

If to the Executive: [Executive] c/o Harte-Hanks, Inc.

If to the Company: Harte-Hanks, Inc. 9601 McAllister Freeway Suite 610 San Antonio, Texas 78216 Attention: General Counsel Email: robert_munden@harte-hanks.com

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or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.	Release. In consideration for the benefits and payments provided for under Sections 3(a) and 3(d) of this Agreement, unless such requirement is waived by the Board in its sole discretion, the Executive agrees to execute a release acceptable to the Company releasing the Company, its subsidiaries, stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Executive’s employment with the Company or the termination of such employment. The Executive shall execute such release prior to or as soon as practicable after his Termination Date.

7.	Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Texas (to the extent not preempted by federal law), without regard to principles of conflicts of law. This Agreement replaces the Prior Agreement and any other prior agreement between the Company and the Executive providing for benefits upon separation, severance or change in control.

8.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.

Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control; provided, however, that any termination of employment of the Executive or removal of the Executive as an executive officer of the Company following the commencement of any discussion authorized by the Board of Directors of the Company with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive without Cause immediately upon the consummation of a Change in Control for purposes of this Agreement and shall entitle the Executive to all Severance Compensation. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during his employment with the Company upon the giving of 30 days prior written notice, terminate his employment hereunder. If this Agreement or the

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employment of the Executive is terminated under circumstances in which the Executive is not entitled to any Severance Compensation, neither the Executive nor the Company shall have any further obligation or liability hereunder.

10.	Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling; provided, however, that no withholding pursuant to Section 4999 of the Code shall be made unless, in the opinion of tax counsel selected by the Company and acceptable to the Executive, such withholding relates to payments which result in the imposition of an excise tax pursuant to Section 4999 of the Code.

11.	Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined and applied in Section 409A of the Code) as of the Termination Date, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions under Section 409A of the Code) and to the extent required by Section 409A of the Code, the Executive shall not be entitled to any payments under this Agreement until the earlier of (a) the first day following the six-month anniversary of the Termination Date, or (b) the Executive’s date of death. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Termination Date) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

12.

Extension of Restrictive Covenants. Executive agrees that if Executive receives Severance Compensation, the time periods for the non-competition and non-solicitation covenants contained in Executive’s [Employment Restrictions Agreement dated             ][4] (the “ERA”) shall be extended to be a period of years equal to the multiple specified in 2(f) for calculation of Severance Compensation, in each case (i) only to the extent such period is longer than that the one already established for such covenant under the ERA, and (ii) subject to Article Six of the ERA. Executive agrees that the ERA is necessary to protect the Company’s confidential and proprietary information and business goodwill. Executive further acknowledges that the time, geographic and scope limitations of the restrictive covenants in the ERA, as extended hereby in the event that Executive is to receive Severance Compensation, are reasonable, especially in light of the Company’s desire to protect its confidential and proprietary information, and that Executive will not be precluded from gainful employment pursuant to his non-competition and other obligations as provided in ERA, as extended hereby in the event that Executive is to receive Severance Compensation.

[4]	To be included/inserted as appropriate based on whether the agreement is in relation to a new hire or promotion, and depending on the name and terms of the agreement.

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13.	Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the Severance Compensation shall not be deemed fully earned or vested, even if paid or distributed to Executive, if the Severance Compensation or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”). In addition, Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act and the Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the Severance Compensation.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Severance Agreement effective on the date and year first above written.

HARTE-HANKS, INC.

By:

Name:

Title:

EXECUTIVE

By:

Name:

Title:

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